Exhibit 99.5

Lock-Up Agreement

February 12, 2015

PAXmed Inc.

420 Lexington Avenue, Suite 300

New York, New York 10170

Ladies and Gentlemen:

In connection with the proposed initial public offering (“IPO”) of PAXmed Inc. (“Company”) with CRT Capital Group LLC acting as representative of a group of underwriters (the “Underwriters”), to induce the Underwriters to consummate the IPO, the undersigned agrees to, neither directly nor indirectly, during the “Restricted Period” (as hereinafter defined):

(1)	sell or offer or contract to sell or offer, grant any option or warrant for the sale of, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of (all being referred to as a “Transfer”) any legal or beneficial interest in any shares of common stock, par value $.001 per share (“Common Stock”), or any securities convertible into or exchangeable or exercisable for any Common Stock owned or acquired by the undersigned on or prior to the closing date of the IPO (the “Restricted Securities”), or

(2)	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any of the Restricted Securities, whether such swap transaction is to be settled by delivery of any Restricted Securities or other securities of any person, in cash or otherwise.

As used herein, “Restricted Period” means the period commencing on the date hereof and ending one year after the closing date of the IPO.

Notwithstanding the foregoing limitations, this Lock-Up Agreement will not prevent any Transfer of any or all of the Restricted Securities to the shareholders, members or partners of the undersigned; provided, however, that in each and any such event it shall be a condition to the Transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Lock-Up Agreement, and other than to return the Restricted Securities to the former ownership, there shall be no further Transfer of the Restricted Securities in accordance with this Lock-Up Agreement.

The undersigned hereby authorizes the Company’s transfer agent to apply to any certificates representing Restricted Securities issued to the undersigned the appropriate legend to reflect the existence and general terms of this Lock-up Agreement.

This Lock-up Agreement will be legally binding on the undersigned and on the undersigned’s successors and permitted assigns, and is executed as an instrument governed by the law of New York.

Exhibit 99.5

SIGNATURE PAGE TO THE LOCK-UP AGREEMENT

Signature

Name (Print)

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